Exhibit 10.2

August 15, 2017

Veterans Accountable Care Group, LLC
5665 North Scottsdale Road, Suite 110
Scottsdale, Arizona 85250
Attn: Mr. David R. Nelson, President and Chief Executive Officer

Re:	Commitment Letter
Dear Mr. Nelson:
Veterans Accountable Care Group, LLC, an Arizona limited liability company (“VACG” or “you”), has advised OPKO Health, Inc. (“OPKO”, “we,” or “us”) that Veterans Accountable Care Organization, LLC (“VACO”) has submitted to the Veterans Health Administration (“VHA”) a proposal (the “Proposal”) for VACO to be awarded (the “Award”) a Prime Contract (the “Contract”) under the VHA’s Community Care Network Initiative described in the VHA’s December 28, 2016 Request for Proposals regarding the Community Care Network (“CCN”), VA 791-16-R-0086 (the “RFP”). All references to “dollars” or “$” in this letter are references to United States dollars.
You have advised us that it is a condition precedent to the Award that VACO satisfies a financial stability requirement under the RFP (the “Financial Requirement”). VACO intends to use the cash proceeds of a $50,000,000 capital contribution from VACG to VACO to satisfy the Financial Requirement.
1.    Commitment.
(a)    Subject to the provisions of paragraph 11(a) below, OPKO is pleased to advise VACG of its commitment to provide (through one or more of its affiliates), or to arrange from a third party lender or such other person approved by VACG (such consent not to be unreasonably withheld or conditioned), a line of credit for VACG in the amount of $50,000,000 (the “Facility”) in accordance with the terms and conditions set forth in this letter (or as otherwise agreed to by VACG and the lender under the Facility (the “Lender”)). Under the terms of the Facility, VACG shall not be permitted to draw down on the Facility until the date (the “Award Date”) on which the VHA awards a CCN contract to VACO (the “CCN Contract”). The Facility shall mature five (5) years following the Award Date (the “Maturity Date”). During the term of the Facility, VACG shall only be required to pay interest on the Facility, with the outstanding principal and all accrued and unpaid interest to be repaid in full on the Maturity Date. Interest will be payable on the unpaid principal amount under the Facility at a rate equal to six and one-half percent (6.5%) per annum, payable quarterly in arrears. The default interest rate under the Facility shall be 18% per annum commencing upon an event of default as defined in the definitive loan documentation for the Facility

OPKO Health, Inc. | 4400 Biscayne Boulevard, Miami, FL 33137 | fax 305.575.4140 | www.opko.com

Veterans Accountable Care Group, LLC
August 15, 2017

(the “Definitive Agreements”), which shall be due and payable on demand by Lender. The Definitive Agreements shall be customary for transactions of the type described in this letter, shall incorporate the terms and conditions set forth in this letter (or as otherwise agreed to by VACG and Lender) and shall be executed and delivered by VACG and Lender on or prior to the Award Date. The parties hereby agree that, except as provided elsewhere herein, no fees shall be payable by VACG or VACO to OPKO hereunder in respect of the Facility or any borrowings by VACG thereunder, or based on VACO being awarded a CCN Contract by the VHA; provided that, if OPKO or one or more of its affiliates is the Lender, then OPKO shall be entitled to the interest on the Facility as provided herein and customary fees and expenses under the Facility as set forth in the Definitive Agreements. OPKO hereby acknowledges and agrees that due to applicable legal and regulatory requirements, VACO’s accounts receivable under any CCN Contract may not be assigned to Lender or used as collateral or security for the Facility. The Definitive Agreements shall provide that in the event of any uncured material default by VACG under the Facility, Lender shall be authorized to sweep from VACO’s bank account funds sufficient to cure such default; provided, that upon any acceleration of the Facility upon an event of default (after giving effect to any applicable notice, grace or cure periods as provided in the Definitive Agreements), Lender shall be authorized to sweep the account to cure such default; provided further, that, to the extent prohibited by applicable law, regulation or directive or the CCN Contract, Lender shall not be permitted to sweep any funds deposited in the accounts in respect of VACO accounts receivable for clinical services payable to VACO under its CCN Contract. The Facility shall also be secured by a pledge of each of David R. Nelson’s and SSB Solutions, Inc.’s respective ownership interests in VACG; provided, that Lender shall only be permitted to exercise its remedies with respect to such pledges in the event of an event of default under the Facility that cannot be cured by Lender exercising the above-mentioned sweep of VACO’s bank account.
(b)    If following final resolution of any and all CCN bid protests (i) the VHA awards a CCN Contract to VACO and (ii) VACG and the Lender have entered into and closed the Definitive Agreements for the Facility, OPKO shall receive a membership interest totaling 15% of the outstanding membership interests in VACO in the aggregate (the “Membership Interest”), by virtue of an assignment and transfer of the membership interests held by VACG in VACO.
2.    Use of Proceeds. Subject to the provisions of paragraph 11(a) below, the funds drawn under the Facility shall be contributed by VACG to VACO to satisfy the Financial Requirement.
3.    Definitive Agreements between Lender and VACG. In connection with the Facility, OPKO and VACG will negotiate with Lender and VACG and Lender will execute Definitive Agreements, which shall include terms and conditions consistent with those set forth in this letter and other terms and conditions customary for transactions of such type and otherwise acceptable to VACG and Lender. The rights of OPKO as a member of VACO, and in relation to the Membership Interest it will obtain as stated above, will be as set forth in VACO’s Amended and Restated Operating Agreement, which shall be in form and substance reasonably acceptable to OPKO.

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4.    Information. You hereby represent, warrant and covenant that: (a) all written information (other than the Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature) that has been or will be made available to us by you or your representatives, or on your or their behalf, in connection with the Facility (the “Information”) is and will be complete and correct when taken as a whole, in all material respects, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading, and (b) all financial projections concerning VACO and VACG that have been or are hereafter made available to us by you or any of your representatives, or on your or their behalf (the “Projections”) in connection with the Facility have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that projections are inherently uncertain and no assurance can be given that the Projections will be realized). You agree that if, at any time prior to the Award Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and Projections so that such representations are corrected in accordance with this paragraph at such time. You agree that, in issuing the commitment hereunder, OPKO will be entitled to rely and use the Information and Projections without independent verification thereof. In addition, you agree to promptly advise OPKO of any developments materially affecting VACO, VACG or the Facility prior to the Award Date.
5.    Costs and Expenses. You hereby agree to pay or reimburse OPKO for all reasonable and documented out-of-pocket expenses (including due diligence expenses, consultant’s fees and expenses and the reasonable fees, charges and disbursements of counsel) incurred by OPKO on or after June 26, 2017 in connection with the preparation, review, negotiation, execution, and delivery of this letter and the Definitive Agreements, whether or not any such agreements are executed by the parties, and whether or not the Award Date occurs. VACG’s obligations hereunder are in addition to any obligations to reimburse Lender for any costs and expenses in connection with the Facility, which obligations shall be covered by the Definitive Agreements or any other agreement between VACG and Lender.
6.    Indemnity. You hereby agree to indemnify and hold harmless OPKO, its affiliates and their respective directors, officers, employees, advisors, agents and representatives (each an “Indemnified Person”) from and against any and all losses, costs, expenses, damages and liabilities of any kind or nature whatsoever which may be incurred by any such Indemnified Person as a result of or arising out of any actions, suits, investigations, inquiries, or proceedings in connection with this letter, the Facility or the use of proceeds thereof, or any Definitive Agreement (any of the foregoing, for purposes of this paragraph, a “Proceeding”); provided, however, that no Indemnified Person will be indemnified for any such loss, cost, expense, damages or liability: (a) to the extent determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith, or willful misconduct by such Indemnified Person, or (ii) any settlement entered into by any Indemnified Person without VACG’s consent (such consent not

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to be unreasonably withheld, conditioned or delayed); or (b) arising out of or in connection with any claim, litigation, investigation or proceeding that is brought by an Indemnified Person against another Indemnified Person and not involving any act or omission by VACG, its subsidiaries or its affiliates. You further agree that no Indemnified Person shall have any liability (whether indirect, in contract, tort, equity or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with this letter or the Facility, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from Indemnified Person’s gross negligence, bad faith, or willful misconduct.
7.    Confidentiality. This letter is delivered to you upon your agreement that this letter (including the existence and contents thereof) shall not be disclosed by you or your affiliates to any other person, directly or indirectly, except (a) to your officers, directors, employees, affiliates, attorneys, agents and accountants and actual or prospective investors and lenders on a confidential and need-to-know basis solely in connection with such transactions (assuming such persons are informed by you of the confidential nature of this letter and agrees to maintain this letter in confidence), (b) as required by law or any governmental authority and in any judicial, legal or administrative proceeding (in which case yon agree, to the extent permitted by law, to inform us promptly), (c) to the extent required, to VHA or otherwise in connection with the RFP, the Proposal and/or the Award to VACO, if at all, and (d) in connection with the exercise of remedies or enforcement of rights hereunder. This letter and the terms of the Facility may be disclosed (w) in connection with any public filing requirements, (x) to prospective and actual investors and lenders in connection with the Facility, and (y) as may be required by the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) in connection with any filings made with the SEC in connection with the Facility. If such disclosure is made by you pursuant to the exceptions above, you agree to notify us as promptly as practicable of such disclosure to the extent such disclosure to us is permitted by applicable law.
OPKO agrees to maintain the confidentiality of all non-public information received by it in connection with the transactions described in this letter and to use such information solely for purposes related to such transactions except that such information may be disclosed: (a) to the employees, attorneys, auditors and other agents of OPKO on a “need to know” basis solely in connection with such transactions (assuming such persons are informed by OPKO of the confidential nature of such information and agree to maintain such information in confidence), (b) to OPKO’s affiliates and its affiliates’ respective managers, administrators, directors, members, officers, employees, agents, advisors, and other representatives on a “need to know” basis solely in connection with the transactions described in this letter (assuming such affiliates are informed by OPKO of the confidential nature of such information and agree to maintain such information in confidence), (c) in connection with OPKO’s obligation to arrange the Facility in accordance with this letter, including without limitation, to any prospective lender, (d) as required by any governmental authority, regulatory authority and self-regulatory authority, (e) in connection with the exercise of remedies or enforcement of rights hereunder or in connection with the transactions described in this letter or any action or proceeding related to such transactions, (f) to the extent such information becomes

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publicly available (other than as a result of a breach of the confidentiality provisions contained in this letter) or OPKO learns of such information from a source other than you, and (g) to the extent required by applicable laws or regulations or by any subpoena or similar legal process. If such disclosure is made pursuant to the exceptions above, OPKO agrees to notify VACG as promptly as practical of such disclosure to the extent such disclosure to VACG is permitted by applicable law.
Any person required to maintain the confidentiality of information as provided in this paragraph 7 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information.
Notwithstanding anything herein to the contrary, you may disclose the tax treatment and structure of the Facility and tax opinions, analyses and related documents to other persons provided that such disclosure shall be subject to the confidentiality provisions hereof.
8.    No Fiduciary Relationship. You understand that nothing herein or in any related document creates a fiduciary, advisory or agency relationship or duty between us and VACG or VACO or any of their respective subsidiaries, stockholders, creditors, affiliates or any other person and we and you hereby disclaim any fiduciary responsibility in connection with this letter or the transactions described herein and the discussions leading thereto. It is hereby understood and agreed that no party to this letter intends that a fiduciary relationship be created by this letter or any related documents. Any discussions, views or opinions on the subject are exactly that and shall not be construed as advice or recommendations. If advice or recommendations are desired by any party hereto, such party shall contact a legal or financial of such party’s choosing. Each party hereto, on behalf of itself and its subsidiaries, hereby waives and releases, to the fullest extent permitted by law, any claims that such party or any of its subsidiaries may have against the other party hereto with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions described in this letter or in connection with any matters leading up to the execution of this letter or definitive agreements relating to the Facility.
Each party hereto acknowledges and understands that the transactions described herein are arm’s length transactions and is responsible for creating its own independent judgment with respect to the transactions described in this letter and the process leading thereto. Each party further acknowledges and agrees that the other party hereto is not providing any advice as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Each party hereto shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither party hereto shall have any responsibility or liability to the other party hereto with respect thereto. Any review by either party of the other party, the transactions described herein or other matters relating to such transactions will be performed solely for the benefit of the reviewing party and shall not be on behalf of the other party.
9.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING,

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SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER.
10.    Governing Law. This letter shall be governed by, and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and state courts located in Miami-Dade County, Florida (and appellate courts thereof) in connection with any dispute related to this letter or any matters contemplated hereby and agrees that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. You and we irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.
11.    Miscellaneous.
(a)    Each of OPKO and VACG agrees that, subject to the last sentence of this subparagraph (a), this letter is intended as and constitutes a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the terms of the Facility shall be reflected in the Definitive Agreements between Lender and VACG; provided, that OPKO shall be deemed to satisfy its obligations under paragraph 1 of this letter if it enters into the Definitive Agreements to provide the Facility (through one or more of its affiliates) or arranges the Facility with a third party lender. Notwithstanding anything in this letter to the contrary, in the event VHA does not issue the CCN Contract to VACO, the parties agree that this letter shall be deemed automatically null and void and the parties’ respective agreements set forth herein (other than the obligations under paragraphs 5, 6 and 7 of this letter) shall be deemed automatically terminated, in either ease without liability, and, thereafter, neither OPKO nor VACG nor their respective affiliates shall have any obligation or liability with respect to the matters set forth in this letter or otherwise relating to the Facility (other than any obligation or liability under paragraphs 5, 6 and 7 of this letter). In the event that, after the Award Date, the Award is irrevocably withdrawn in connection with any bid protest, the parties agree that the Facility shall be automatically rescinded and this letter and the Definitive Agreements relating to the Facility shall be deemed automatically null and void, in each case without liability, and, in such event: (i) VACG shall promptly return to Lender the full amount of the proceeds of the Facility previously paid to VACG, if any, in accordance with the terms of the Definitive Agreements; (ii) OPKO shall immediately forfeit and relinquish the Membership Interest in VACO (including, without limitation, returning to VACO any certificates representing such Membership Interest), and OPKO shall cease to have or to be entitled to benefit from any rights as a Member of VACO; and (iii) the parties shall, at their respective expense, promptly take such other actions as may be necessary in order to unwind the Facility and the Definitive Agreements, provided that to the extent the Definitive Agreements are executed by VACG with a Lender, OPKO shall have no obligation to take any further action to unwind the Facility.

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(b)    This letter constitutes the entire agreement and understanding between you and OPKO with respect to the transactions described in this letter and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by you or OPKO to make any oral or written statements that are inconsistent with this letter.
(c)    This letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto.
(d)    This letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), except that OPKO may assign this letter and its obligations hereunder to any affiliate of OPKO, is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the Indemnified Persons.
(e)    Notwithstanding anything to the contrary set forth in this letter, the compensation, expense reimbursement, confidentiality, indemnification, governing law, waiver of jury trial, and forum provisions in this letter shall survive termination or expiration of this letter. The provisions under the heading “Information” above shall survive the execution and delivery of this letter and the definitive agreements relating to the Facility.
(f)    Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this letter.
(g)    Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this letter. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.
Please indicate your acceptance of the terms of this letter by returning to us executed counterparts hereof and thereof by no later than 5:00pm ET on August 16, 2017.
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We are pleased to have been given the opportunity to assist you in connection with this matter.

Very truly yours,

OPKO HEALTH, INC.

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title	EVP Administration

Approved for Signature
OPKO Legal Department
		By:	/s/ Camielle Green
		Date:	8/10/17
ACCEPTED AND AGREED:

VETERANS ACCOUNTABLE CARE GROUP, LLC.

By:	/s/ David R. Nelson
David R. Nelson
President and Chief Executive Officer

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